STAGE STORES
EXECUTIVE PERFORMANCE INCENTIVE BONUS PLAN
1.EFFECTIVE DATE
Subject to approval by the Company’s shareholders, this Plan is effective as of the Effective Date.
2.PURPOSE
The Plan is designed to assist the Company and its Affiliates in attracting, retaining and motivating employees; align Participants’ interests with those of the Company’s shareholders; and qualify compensation paid to Participants who are Covered Associates as “qualified performance-based compensation” within the meaning of Section 162(m) of the IRC or a successor provision.
3.DEFINITIONS

3.01.	“Affiliate” means any person with whom the Company would be considered a single employer under IRC Section 414(b) or (c).

3.02.	“APB” means Accounting Principles Board Opinion.

3.03.	“ASC” means the Accounting Standards Codification.

3.04.
“Base Salary” means a Participant’s actual annualized gross salary rate (currently known as regular pay) in effect on the Determination Date. Such salary shall be before: (a) deductions for taxes and benefits; and (b) deferrals of salary pursuant to Company-sponsored plans.

3.05.	“Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death.

3.06.	“Board” means the Board of Directors of the Company.

3.07.	“Bonus” means a payment subject to the provisions of this Plan.

3.08.	“Change in Control” shall be deemed to have occurred:
(a)    on such date, within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (the “Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (the “Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;
(b)    as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control; or
(c)    on the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest. Provided further, a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to:
(i)    A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)    An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii)    A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(iv)    An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) herein.
For purposes of subsection (c) and except as otherwise provided in paragraph (i), a person’s status is determined immediately after the transfer of the assets.

3.09.
“Committee” means the Compensation Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3)(i), or as such term may be defined in any successor regulation under Section 16 of the Exchange Act. In addition, each member of the Committee shall be an “outside director” within the meaning of IRC Section 162(m). For any sections of this Plan that require action by the Committee, “Committee” means at least a majority of the members of the Compensation Committee of the Board. Any action taken by a majority (but not less than three (3)) of the “outside directors” (within the meaning of IRC Section 162(m)) of the Board to ratify or approve an action by the Committee shall be deemed to be an action by the Committee for purposes of this Plan.

3.10.	“Common Stock” means the common stock of the Company, its successors and assigns.

3.11.	“Company” means Stage Stores, Inc., a Nevada corporation, its successors and assigns and any corporation which shall acquire substantially all its assets.

3.12.
“Covered Associate” means any Participant who is expected to be a “covered employee” (in the Fiscal Year the Bonus is expected to be payable) as defined in IRC Section 162(m) and the regulations thereunder.

3.13.
“Determination Date” means as to a Requisite Service Period: (a) the first day of the Requisite Service Period; or (b) such other date set by the Committee provided such date will not jeopardize the Plan’s Bonus as qualified performance-based compensation under IRC Section 162(m).

3.14	“Effective Date” means March 26, 2015.

3.15.
“Eligible Position” means an employment position with the Company or an Affiliate which provides the employee in the position the opportunity to participate in the Plan, subject to the Committee’s determination of Eligible Positions and Participants.

3.16.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

3.17.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.18.	“FASB” means the Financial Accounting Standards Board.

3.19.	“FIN” means the FASB Interpretations.

3.20.
“Final Pre-Establishment Date” means the last day a performance condition may be considered pre-established under IRC Section 162(m). As of the Effective Date, a performance objective shall be considered pre-established if the Committee establishes the performance goal in writing not later than 90 days after the commencement of the Requisite Service Period (or before 25% of the Requisite Service Period has elapsed) and when the outcome of the performance goal is substantially uncertain.

3.21.	“Fiscal Year” means the fiscal year of the Company (as of the Effective Date, comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

3.22.
“Fiscal Year Bonus” means any Bonus relating to a period of service coextensive with one or more consecutive Fiscal Years, of which no amount is paid or payable during the Fiscal Year(s) constituting the period of service.

3.23.	“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor.

3.24.	“Participant” means an employee of the Company or an Affiliate who has been approved for participation in the Plan by the Committee (or its designee).

3.25.
“Performance Period” means the period (which, with respect to a Covered Associate, may be no shorter than a fiscal quarter of the Company) established by the Committee over which the Committee measures whether or not Bonuses have been earned. In most cases, the Performance Period will be a Fiscal Year. In the case of an inaugural Performance Period, the Performance Period may be less than a Fiscal Year.

3.26.	“Plan” means this Stage Stores Executive Performance Incentive Bonus Plan.

3.27.	“Requisite Service Period” means the period during which a Participant is required to provide service in exchange for a Bonus award.

3.28.	“SFAS” means the Statement of Financial Accounting Standards.

3.29.
“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, commercial activity, sales, use, consumer, transfer, documentary, registration, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, unemployment insurance contribution, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, unclaimed fund/abandoned property, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

3.30.	“Termination” or any form thereof means a “separation from service” as defined in Treasury Regulation §1.409A-1(h) by a Participant with the Company and all its Affiliates.
4.ELIGIBILITY AND PARTICIPATION

4.01.
Participation. The Participants for any Performance Period shall be those officers, executives and key employees who are selected for participation under the Plan by the Committee for such Performance Period.

4.02.
Termination of Participation. The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the employee concerned shall cease to be an active Participant as of the date selected by the Committee.

4.03.
New Hires, Promotions and Other Changes After the Final Pre-Establishment Date. For individuals hired or promoted into Eligible Positions after the Final Pre-Establishment Date for a particular Performance Period, a Performance Period shorter than a full Fiscal Year may be established by the Committee. For Participants who are transferred (including promotions and demotions) between Eligible Positions or receive an increase in Base Salary after the Final Pre-Establishment Date for a particular Performance Period, multiple Performance Periods may be established by the Committee covering different portions of the same Fiscal Year. By way of example, a Participant who is promoted at the midpoint of the Fiscal Year and receives an increase in Base Salary may have a Performance Period covering the first half of the Fiscal Year based on the then-applicable Base Salary, and another Performance Period covering the second half of the Fiscal Year based on the then-applicable (increased) Base Salary. Section 5.02 governs irrespective of whether the Performance Period is the equivalent of a full Fiscal Year.

4.04.
Termination of Employment. A Participant shall forfeit all rights to a Bonus unless the Participant is employed by the Company or an Affiliate on the final day of the applicable Performance Period. Notwithstanding the foregoing, a Participant who Terminates by reason of retirement during a Performance Period shall be entitled to a pro-rated portion of any Bonus that the Participant would have been eligible to receive for the Performance Period in which his or her retirement occurred had his or her retirement not occurred at all.

4.05
Proration Upon Retirement. Proration of a Bonus upon retirement will be determined by rounding the effective date of retirement as follows: (a) if the effective date of a Participant’s retirement occurs on or before the 14th day of a calendar month, then the Participant shall not receive credit for the calendar month in which the Participant’s retirement is effective; and (b) if the effective date of a Participant’s retirement occurs on or after the 15th day of a calendar month, then the Participant shall receive credit for the calendar month in which the Participant’s retirement is effective.

5.DETERMINATION OF BONUSES

5.01.
The material terms of the performance measure(s) must be disclosed to, and subsequently approved by, the shareholders before the Bonus payout is executed, unless the performance measures conform individually, alternatively or in any combination of the performance criteria and the application thereof in Appendix A.

5.02.	On or before the Final Pre-Establishment Date:

(a)
The Committee, in its sole discretion, shall either: (i) assign each Participant a target Bonus opportunity level expressed as a percentage of Base Salary or a whole dollar amount; or (ii) establish a payout table or formula for purposes of determining the Bonus (if any) payable to each Participant. With respect to Bonus opportunities expressed as a percentage of Base Salary, the Committee shall fix the Base Salary component of the Bonus formula prior to the establishment of the performance objectives.

(b)
The Committee shall establish in writing the performance measure(s) (in accordance with Section 5.01) applicable to the Performance Period to any Participant. Such pre-established performance measures must state, in terms of an objective formula or standard, the method for computing the amount of the Bonus payable to the Participant if the objective(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, objectives and Bonuses for any Participant running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company’s deduction for such Bonuses under IRC Section 162(m).

5.03.	Each payout table or formula:

(a)	shall be in writing;

(b)	shall be based on a comparison of actual performance to the performance objectives;

(c)	may include a threshold which is the level of achievement of the performance objective in which payout begins;

(d)	shall include a maximum which is the level of achievement for the maximum Bonus payout percentage (subject to Section 5.06); and

(e)
shall provide for a formula for the actual Bonus attainment in relation to the Participant’s target Bonus, depending on the extent to which actual performance approached, reached or exceeded the performance criteria goal subject to Section 5.06.

5.04.
After the end of each Performance Period or such earlier date if the performance objective(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Bonus, which performance objective(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee shall determine the actual Bonus for each Participant based on the payout table/formula established in Section 5.03.

5.05.	The Committee, in its discretion, may cancel or decrease a Bonus calculated under this Plan, but may not under any circumstances increase such Bonus calculated under this Plan.

5.06.	Any other provision of the Plan notwithstanding, the maximum aggregate Bonus payable to a Participant for a particular Fiscal Year may not exceed $5,000,000.
6.PAYMENT OF INCENTIVE BONUSES

6.01	In General. Once the amount of the Bonus is determined in accordance with Section 5.04, payment of the Bonus shall be made pursuant to Section 6.02.

6.02
Current Payment. A Participant’s Bonus for a Performance Period shall be paid in a lump sum, less applicable withholding taxes, to the Participant, or his/her Beneficiary in the event of his/her death, before the later of (a) the 15th day of the third month following the Participant’s first taxable year in which such Bonus is no longer subject to a substantial risk of forfeiture (within the meaning of IRC Section 409A) or (b) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of IRC Section 409A) in which such Bonus is no longer subject to a substantial risk of forfeiture.

7.RIGHTS OF PARTICIPANTS

7.01.
No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company or an Affiliate by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

7.02.
Nothing contained in this Plan shall be construed to give any employee or Participant any right to receive any Bonus other than in the sole discretion of the Committee or any rights whatsoever with respect to the Common Stock of the Company.

8.NO EMPLOYEE RIGHTS
Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or an Affiliate or to continue in the employ of the Company or an Affiliate, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.
9.ADMINISTRATION

9.01.
Administration. The Committee shall have complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility to participate in the Plan, and make all other determinations and take all other actions in accordance with the terms of the Plan. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

9.02.
Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

9.03.	Expenses. The costs of the establishment, the adoption, and the administration of the Plan, including but not limited to legal and accounting fees, shall be borne by the Company.

9.04.
Choice of Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas, unless superseded by federal law, which shall govern correspondingly.

10.AMENDMENT OR TERMINATION
The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by IRC Section 162(m) to be approved by the shareholders, or suspend or terminate the Plan entirely; provided, however, that no such modifications, amendment, suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any payment due under the Plan. For the avoidance of doubt, the Committee may amend the Plan as necessary to conform the Plan to the requirements of IRC Section 409A.
11.TAX WITHHOLDING
The Company or the employing Affiliate shall have the right to deduct from all cash payments any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments. The determination of the Company or the employing Affiliate regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.
12.CLAIMS PROCEDURE

12.01.
Any Participant (“claimant”) who believes that he or she is entitled to a benefit under the Plan or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Committee.

12.02.
If the claim is wholly or partially denied, the Committee will within ninety (90) days of the receipt of such claim provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

(a)	The specific reason or reasons for which the claim was denied;

(b)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(c)	A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

(d)
An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under §502(a) of ERISA, following an adverse determination upon review.

If special circumstances require the extension of the ninety (90) day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period.

12.03.	Review Procedure. If a claim has been wholly or partially denied, the affected claimant, or such claimant’s authorized representative, may:

(a)	Request that the Committee reconsider its initial denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied;

(b)	Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and

(c)	Submit a written description of the reasons for which the claimant disagrees with the Committee’s initial adverse decision.

An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.
The Committee’s decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the claimant’s right to bring an action under ERISA §502(a).
The Committee’s decision on review will be made not later than sixty (60) days after his or her receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one-hundred-twenty (120) days after receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial period.
To the extent permitted by law, the decision of the Committee will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted such claimant’s remedies under this Section 12.01.
13.CLAWBACKS
Bonuses made pursuant to the Plan are subject to recovery pursuant to the Company’s compensation recovery policy then in effect or as it may be amended from time to time. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.
14.IRC SECTION 162(m)
It is the intent of the Company that the Plan comply fully with and meet all the applicable requirements of IRC Section 162(m) and the regulations thereunder with respect to Bonuses. If any provision of the Plan or if the award of a Bonus would otherwise conflict with the intent expressed in this Section 14, that provision, to the extent possible, shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee form receiving any remuneration from the Company that is awarded not pursuant to the Plan or does not comply with IRC Section 162(m).
15.IRC SECTION 409A
The Plan and all Bonuses granted hereunder are intended to comply with, or otherwise be exempt from, IRC Section 409A. The Plan and all Bonuses shall be administered, interpreted, and construed in a manner consistent with IRC Section 409A or an exemption therefrom. Should any provision of the Plan, any Bonus hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of IRC Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, IRC Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under IRC Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s Termination date (or death, if earlier). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with IRC Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with IRC Section 409A.

APPENDIX A
I.    PERFORMANCE CRITERIA
Performance criteria imposed on Bonus opportunities will be derived using the accounting principles generally accepted in the United States of America and will be reported or appear in the Company’s filings with the Securities Exchange Commission (including, but not limited to, Forms 8-K, 10-Q and 10-K) or the Company’s proxy statement or annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

(a)	Earnings (loss) per common share from continuing operations;

(b)	Earnings (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) before income taxes;

(g)	Income (loss) from continuing operations before income taxes;

(h)	Income (loss) from continuing operations before extraordinary item and /or cumulative effect of a change in accounting principle (as the case may be);

(i)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(j)	Net income (loss);

(k)	Income (loss) before other comprehensive income (loss);

(l)	Comprehensive income (loss);

(m)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(n)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(o)
Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s filings with the Securities and Exchange Commission or the annual report to shareholders;

(p)	Any of items (c) through (o) on a weighted average Common Stock outstanding basis;

(q)
Either of items (a) or (b) on a basic basis and any of items (c) through (o) on a basic earnings per share basis, as basic earnings per share is defined in FASB ASC 260, Earnings Per Share, including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(r)
Either of items (a) or (b) on a diluted basis and any of items (c) through (o) on a diluted earnings per share basis, as diluted per share is defined in the FASB ASC 260 - Earnings Per Share including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(s)	Common share price;

(t)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(u)
Percentage increase in comparable sales, whether on an absolute basis or relative to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the IRC;

(v)	Gross profit (loss) or gross margin (loss) (as the case may be);

(w)	Economic value added;

(x)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(y)	Expense targets;

(z)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment):

(aa)	Productivity ratios;

(bb)	Market share;

(cc)	Customer satisfaction;

(dd)	Working capital targets and change in working capital;

(ee)
Any of items (a) through (dd) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(ff)	Any of items (a) through (dd) above may be determined before or after a minority interest’s share as designated by the Committee;

(gg)
Any of items (a) through (dd) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(hh)
Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return [as determined in (t) above] compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the IRC; or

(ii)
With respect to items (a), (b), (p), (q) and (r) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated by ASC 260 - Earnings Per Share, as amended, revised or superseded.

(jj)
To avoid a circular reference, the Committee may establish any of the performance measures above computed without taking into account an amount reflected therein related to Bonuses awarded the under Plan. The Committee shall explicitly state such exclusion of the Bonuses when establishing the material terms of the performance measure. If the performance measure (considered without this exclusion of the Bonuses) reflects an income tax effect of the Bonuses, this exclusion should reflect the corresponding income tax effects attributable thereto.

A-2

II.	EQUITABLE ADJUSTMENTS
The Committee, in its sole discretion, in setting the performance objectives in the time prescribed in Section 5, may provide for the making of equitable adjustments (including the income tax effects attributable thereto), singularly or in combination, to the performance criteria (in Section I of this Appendix) in recognition of unusual or non-recurring events, transactions and accruals, including, without limitation, for the effect of the following qualifying objective items (or any particular item(s) within the following items or portion(s) thereof):

(a)	Asset impairments as described in ASC 360 - Property, Plant, & Equipment, as amended, revised or superseded;

(b)	Costs associated with exit or disposal activities as described by ASC 420 - Exit or Disposal Cost Obligations, as amended, revised or superseded;

(c)	Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described by ASC 350 - Intangibles - Goodwill and Other, as amended, revised or superseded;

(d)
Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(e)
Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(f)	Any profit or loss attributable to the business operations of a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded;

(g)
Any profit or loss attributable to a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded, acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates;

(h)	Any Tax settlement(s) with a Tax authority;

(i)	The relevant Tax effect(s) of Tax laws or regulations, or amendments thereto, that become effective after the beginning of the Performance Period;

(j)	Any extraordinary item, event or transaction as described in ASC 225-20 - Income Statement - Extraordinary and Unusual Items, as amended, revised or superseded;

(k)
Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in ASC 225-20 - Income Statement - Extraordinary and Unusual Items, as amended, revised or superseded;

(l)	Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed);

(m)	Any change in accounting principle as described in ASC 250-10 Accounting Changes and Error Corrections, as amended, revised or superseded;

(n)	Unrealized gains or losses on investments in debt and equity securities as described in ASC 320 - Investments - Debt and Equity Securities, as amended, revised or superseded;

(o)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815 - Derivatives and Hedging, as amended, revised or superseded;

(p)	Shares-based compensation charges as described in ASC 718 - Compensation - Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees, as amended, revised or superseded;

(q)	Any gain or loss as reported as a component of other comprehensive income as described in ASC 220 - Comprehensive Income, as amended, revised or superseded;

(r)	Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460 - Guarantees, as amended, revised or superseded;

(s)	Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810 - Consolidation, as amended, revised or superseded;

A-3

(t)
Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation, judgments or lawsuit settlement (including collective actions or class action lawsuits); or

(u)	Any charges associated with the early retirement of debt obligations.

A-4